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                                                                     EXHIBIT 5.1

              [LETTERHEAD SNYDERBURN, RISHOI & SWANN APPEARS HERE]

                              July 31, 1996



Crawford Equipment & Engineering Company
436 West Landstreet Road
Orlando, Florida 32824

Ladies and Gentlemen:

     At your request, we have served as counsel for Crawford Equipment and Engineering Company (the "Company") in connection with the Registration Statement on Form SB-2 Registration No. 333-56107 (the "Registration Statement"), filed with the Securities and Exchange Commission, in order to register under the Securities Act of 1933 a total of 1,000,000 shares of the Common Stock, par value $.0002 per share, of the Company (the "Shares").

     We are of the opinion that the Shares have been duly authorized and, upon issuance in conformity with and pursuant to the Registration Statement, and receipt by the Company of the purchase price therefor as specified in the Registration Statement the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the inclusion in this Registration Statement on Form SB-2 of this opinion and to the reference to our firm under the caption "Counsel" solely for purposes of this opinion.

                                        Respectfully submitted.

                                        /s/ Snyderburn, Rishoi & Swann